CONFORMED COPY











                        SHARE PURCHASE AGREEMENT




                        SHARE PURCHASE AGREEMENT

                              by and among

                     THE INTERLAKE COMPANIES, INC.,
                         INTERLAKE DRC LIMITED,
                      THE INTERLAKE CORPORATION,
                            EXTONDEW LIMITED

                                  and

                           EXTONBROOK LIMITED

                              dated as of

                           December 19, 1997



                        _______________________





                             TABLE OF CONTENTS

RECITALS

ARTICLE 1
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.1  Previously Defined Terms . . . . . . . . . . . . . . . . . . .  3
     1.2  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.3  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 2
PURCHASE AND SALE OF ACQUIRED STOCK,
PURCHASE PRICE, ALLOCATION AND OTHER RELATED MATTERS . . . . . . . . . . 11
     2.1  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . 11
     2.2  Consideration. . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.3  Allocation of Purchase Price . . . . . . . . . . . . . . . . . 11
     2.4  Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . 12
     2.5  Adjustment of Purchase Price . . . . . . . . . . . . . . . . . 14
     2.6  Subsequent Sale. . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 3
CLOSING AND CLOSING DATE DELIVERIES. . . . . . . . . . . . . . . . . . . 18
     3.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.2  Closing Deliveries by Sellers. . . . . . . . . . . . . . . . . 18
     3.3  Closing Deliveries by Purchasers . . . . . . . . . . . . . . . 22
     3.4  Senior Credit Agreement Payments . . . . . . . . . . . . . . . 23
     3.5  Australian Credit Facilities . . . . . . . . . . . . . . . . . 24
     3.6  Intercompany Loans . . . . . . . . . . . . . . . . . . . . . . 24
     3.7  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                 ARTICLE 4
                 WARRANTIES AND REPRESENTATIONS OF SELLERS . . . . . . . 25
     4.1  Incorporation and Qualification of Sellers and Others. . . . . 25
     4.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.3  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     4.4  Consents and Approvals . . . . . . . . . . . . . . . . . . . . 28
     4.5  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.6  Acquired Stock . . . . . . . . . . . . . . . . . . . . . . . . 29
     4.7  No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . 30
     4.8  Required Assets. . . . . . . . . . . . . . . . . . . . . . . . 30
     4.9  Intellectual Property. . . . . . . . . . . . . . . . . . . . . 31
     4.10 Financial Statements . . . . . . . . . . . . . . . . . . . . . 32
     4.11 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 33
     4.12 Licenses and Permits . . . . . . . . . . . . . . . . . . . . . 34
     4.13 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     4.14 Real Properties. . . . . . . . . . . . . . . . . . . . . . . . 38
     4.15 Tangible Personal Property . . . . . . . . . . . . . . . . . . 38
     4.16 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     4.17 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 40
     4.18 Employee Benefit Matters . . . . . . . . . . . . . . . . . . . 40
     4.19 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     4.20 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 44
     4.21 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     4.22 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     4.23 Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . 47
     4.24 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . 48
     4.25 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . 49
     4.26 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     4.27 Investments, Grants and Subsidies. . . . . . . . . . . . . . . 50
     4.28 Dexion Incorporated. . . . . . . . . . . . . . . . . . . . . . 50
     4.29 DISCLAIMER OF WARRANTIES . . . . . . . . . . . . . . . . . . . 50

ARTICLE 5
                WARRANTIES AND REPRESENTATIONS OF PURCHASERS . . . . . . 51
     5.1  Incorporation and Qualification of Purchaser . . . . . . . . . 51
     5.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     5.3  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . 52
     5.4  Consents and Approvals . . . . . . . . . . . . . . . . . . . . 53
     5.5  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     5.6  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     5.7  Financial Ability. . . . . . . . . . . . . . . . . . . . . . . 54
     5.8  Investigation. . . . . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE 6
                              INDEMNIFICATION. . . . . . . . . . . . . . 55
     6.1  Sellers' Indemnity . . . . . . . . . . . . . . . . . . . . . . 55
     6.2  Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.3  Purchasers Indemnity . . . . . . . . . . . . . . . . . . . . . 60
     6.4  Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . 61
     6.5  Indemnification Proceeding . . . . . . . . . . . . . . . . . . 61

ARTICLE 7
                        CERTAIN OTHER UNDERSTANDINGS . . . . . . . . . . 63
     7.1  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     7.2  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . 65
     7.3  Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . 66
     7.4  Change of Control. . . . . . . . . . . . . . . . . . . . . . . 69
     7.5  No Reversals of Corporate Action.. . . . . . . . . . . . . . . 70
     7.6  No Insurance Advice. . . . . . . . . . . . . . . . . . . . . . 70
     7.7  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . 71
     7.8  Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . 72
     7.9  Third Party Undertakings . . . . . . . . . . . . . . . . . . . 72
     7.10 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 72
     7.11 KERP Payments. . . . . . . . . . . . . . . . . . . . . . . . . 73
     7.12 Certain Commercial Relationships . . . . . . . . . . . . . . . 74
     7.13 Intellectual Property. . . . . . . . . . . . . . . . . . . . . 74
     7.14 Further Assurances . . . . . . . . . . . . . . . . . . . . . . 76

ARTICLE 8
                               MISCELLANEOUS . . . . . . . . . . . . . . 76
     8.1  Cost and Expenses. . . . . . . . . . . . . . . . . . . . . . . 76
     8.2  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 76
     8.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 77
     8.4  Assignment; Successors and Assigns . . . . . . . . . . . . . . 77
     8.5  Savings Clause . . . . . . . . . . . . . . . . . . . . . . . . 78
     8.6  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     8.7  GOVERNING LAW\JURISDICTION . . . . . . . . . . . . . . . . . . 79
     8.8  Public Announcements . . . . . . . . . . . . . . . . . . . . . 79
     8.9  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     8.10 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     8.11 Disclosures. . . . . . . . . . . . . . . . . . . . . . . . . . 81
     8.12 No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . 81
     8.13 Negotiation between Executives . . . . . . . . . . . . . . . . 81
     8.14 Restrictive Trade Practices Acts . . . . . . . . . . . . . . . 82
     8.15 Interest on Late Payments. . . . . . . . . . . . . . . . . . . 82
     8.16 Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . 83




                          SHARE PURCHASE AGREEMENT


        This SHARE PURCHASE AGREEMENT ("Agreement") is made this 19th day of December, 1997 AMONG (1) The Interlake Companies, Inc. ("Interlake Companies"), a company organized under the laws of Delaware and having its principal office at 550 Warrenville Road, Lisle, Illinois 60532-4357, U.S.A.; (2) Interlake DRC Limited ("Interlake DRC"), a company organized under the laws of Delaware and having its principal office at 550 Warrenville Road, Lisle, Illinois 60532-4357, U.S.A. (and collectively with Interlake Companies, "Sellers"); (3) The Interlake Corporation ("Guarantor"), a company organized under the laws of Delaware and having its principal office at 550 Warrenville Road, Lisle, Illinois 60532-4387, U.S.A.;
(4) Extondew Limited ("Extondew"), a company organized under the laws of England (No. 3437667), with its registered office at 200 Aldersgate Street, London EC1A 4JJ; and (5) Extonbrook Limited ("Extonbrook"), a company organized under the laws of England (No.3437286), with its registered office at 200 Aldersgate Street, London EC1A 4JJ (and, together with Extondew, "Purchasers").

                              R E C I T A L S:
   a. The Acquired Companies (as defined herein) and the Subsidiaries (as defined herein), are engaged in the business of designing, manufacturing and selling storage rack, shelving, conveyors and related order fulfilment equipment for use in warehouses, distribution centers, retail stores and for other storage applications, and supplying equipment for retail display and office interiors, such activities as carried out by the Acquired Companies and the Subsidiaries at the date hereof being the "Business" for purposes of this Agreement.
   b. Interlake Companies owns all of the issued and outstanding capital stock of each of Dexion (Australia) Pty Limited (ACN 000
        083), a corporation organized under the laws of New South Wales, Australia ("Australia"), Dexion (North Asia) Ltd., a Hong Kong corporation ("North Asia"), and Dexion Incorporated, a Delaware corporation with branch offices in Malaysia and Singapore
        ("Dexion Inc."). North Asia owns all of the registered capital of Dexion Storage Equipment (Shanghai) Co. Ltd., a limited liability company organized under the laws of the People's
        Republic of China ("Shanghai", the "Interlake Companies
        Subsidiary").
   c. Interlake DRC owns, subject only to statutory qualifying shares, all of the issued and outstanding shares of Dexion Group Limited, incorporated in England and Wales on October 21, 1937, and registered as a public limited company under number 332803, and reregistered as a limited company on December 17, 1997
        ("Dexion Group"). Dexion Group owns, directly or indirectly, subject only to statutory qualifying shares, all of the issued and outstanding shares (or other equity interests) of Dexion Holdings Limited, Dexion International Limited, Dexion Limited, and Redirack Limited, all private limited companies incorporated in England and Wales (the "English Subsidiaries"); Dexion
        Holding GmbH, Dexion GmbH, Dexion Produktions GmbH, Apton GmbH, Redirack GmbH and Dexion-Aura GmbH, all German companies (the "German Subsidiaries"); S.A. Dexion-Redirack N.V., a Belgian company; Dexion S.A., a French company; Dexion s.r.o., a Czech company; Dexion KFT, a Hungarian company; and Dexion South
        Africa (Proprietary) Limited, a South African company
        (collectively, including the English Subsidiaries and the German Subsidiaries, the "Dexion Group Subsidiaries"; and together with the Interlake Companies Subsidiary, the "Subsidiaries").
   d. Purchasers or their designees desire to acquire (i) from Interlake Companies all of the issued and outstanding capital stock of Australia, North Asia and Dexion Inc., and (ii) from Interlake DRC all of the issued and outstanding shares of Dexion Group, pursuant to and in accordance with the terms and conditions set forth herein.
             NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

                                ARTICLE 1
                               DEFINITIONS
   1.1 Previously Defined Terms. Each term defined in the first paragraph and Recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.
   1.2 Definitions. In addition to the terms defined in the first paragraph and Recitals of this Agreement, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:
   "Accounting Referee" - See Section 2.4(c).
   "Acquired Companies" means, Australia, North Asia, Dexion Inc. and Dexion Group.
   "Acquired Stock" means (i) 400,000 common shares and 578,257 preference shares of Australia, (ii) 40,000 Class "A" shares and 10,000 Class "B" shares of North Asia, (iii) 250 shares of common stock of Dexion Inc., and (iv) 500,000 preference shares and 44,971,200 ordinary shares of Dexion Group to be transferred to Purchasers or their designees at the Closing and, which, as of the date hereof, constitute all of the issued and outstanding capital stock of each of the Acquired Companies.
   "Affiliate" means, with respect to any Person, a Person that, at the relevant time, directly or indirectly is controlled by, controls, or is under common control with such Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to,
(i) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
   "Australian Credit Facilities" means the Credit Facilities provided by ANZ Bank to Australia.
   "Balance Sheet" means the combined balance sheet at November 23, 1997 for the Business attached hereto as Exhibit 2.4 and exclusive of financial items (cash, cash equivalents and indebtedness for borrowed money).
   "Base Line Net Worth" - See Section 2.5.
   "Business Day" means any day of the year on which banks are not required or authorized to be closed in New York, New York or London, England.
   "Benefit Plans" - See Section 4.18
   "Claims Bar Date" means May 1, 1999.
   "Closing" - See Section 3.1.
   "Closing Date" - See Section 3.1.
   "Closing Balance Sheet" - See Section 2.4
   "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
   "Confidentiality Agreement" means the Confidentiality Agreement dated May 5, 1997 between the Guarantor and Apax Partners & Co Ventures Limited.
   "Contracts" means (whether oral or written) all contracts, agreements, license agreements, purchase and sale orders, foreign exchange contracts, leases of machinery and equipment, and conditional sales contracts and title retention agreements relating to machinery and equipment, in each case, to which any of the Acquired Companies or any of the Subsidiaries is a party or by which any of them is bound and all other commitments and binding arrangements to which any of the Acquired Companies or any of the Subsidiaries is a party or by which any of them is bound or otherwise relating to or for the benefit of the Business, including, without limitation, the Contracts listed in Section 4.13 of the Disclosure Letter.
   "Disclosure Letter" means the disclosure letter dated as of the date of this Agreement and delivered by Sellers to Purchasers simultaneously with the execution and delivery of this Agreement.
   "Employees" means any individual employed by any of the Acquired Companies or any of the Subsidiaries as of the Closing Date and any individual formerly employed by any of the Acquired Companies, any of the Subsidiaries or any Affiliate or predecessor of any of them in connection with the Business prior to the Closing.
   "Environmental Law" means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of pollutants, contaminants or hazardous or toxic wastes, substances or materials into air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials.
   "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.
   "Final Year-End Net Worth" - See Section 2.5.
   "Financial Statements" means (i) the unaudited balance sheets and income statements at and for the year ended December 29, 1996 for the Business (the "Full Year Statements") and (ii) the unaudited balance sheets and income statements consolidated for each of the European and Asia Pacific operation of the Business at and for the eleven fiscal months ended November 23, 1997 for the Business (the "Interim Statements"), a copy of all of which is attached to the Disclosure Letter (for the avoidance of doubt the Balance Sheet is not included in the Financial Statements).
   "Full Year Statements" - See definition of "Financial Statements". "GAAP" means generally accepted accounting principles as applied in the United States.
   "Indemnitee" - See Section 6.4.
   "Indemnitor" - See Section 6.4.
   "Intellectual Property" means any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights.
   "Intellectual Property Agreements" means, collectively, the agreements listed in Sections 3.2(j) and 3.3(d).
   "Interim Statements" - See definition of "Financial Statements".
   "Law" means any law, statute, regulation, ordinance or rule (including statutory guidance) enacted, promulgated or imposed by any governmental (supra national, federal, state or local) or quasi-governmental authority that is applicable to the Acquired Companies or the Subsidiaries.
   "Lien" means a mortgage, pledge, security interest, encumbrance, lien or other charge, claim, right or adverse interest of another Person or other encumbrance of a similar nature.
   "Material Adverse Effect" means any change in, or effect on, the Business as currently conducted that is or is reasonably likely to (i) be materially adverse to the results of operations or financial condition of the Business, taken as a whole, after giving effect to this Agreement and the cancellation of all intercompany services and other arrangements in effect immediately prior to the Closing and the settlement of all intercompany accounts or (ii) materially adversely affect either Seller's ability to consummate the transactions contemplated hereby.
   "Notice of Claim" - See Section 6.4.
   "Permitted Exceptions" means, with respect to the real property used in the Business, the following:
        (a) all liens for Taxes, assessments (both general and special) and other governmental charges which are not due and payable as of the Closing Date;

        (b) all published building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any applicable governmental authority in any jurisdiction in which the Business operates on the Closing Date heretofore made or issued by any such authority affecting the property and of general applicability and except for orders or determinations of non-compliance which could reasonably be expected to have a Material Adverse Effect;

        (c) all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters, whether or not of record, in each case which have been disclosed in the title documents supplied to the Purchasers prior to the date hereof;

        (d) all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters not of record which would be disclosed by an accurate survey or inspection of the property, except in each case, those that would have a Material Adverse Effect;

        (e) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the property;

        (f) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the property;

        (g) all minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) located on, in or under each parcel of the property and all rights with respect to the mining, extraction and removal of the minerals so located, which have been granted, leased, excepted or reserved and which have been disclosed in the title documents supplied to the Purchasers prior to the date hereof;

        (h) all Liens for construction in progress arising in the ordinary course of business; and

        (i)  all Liens described in Section 4.14 of the Disclosure
   Letter.

   "Person" means any natural person, company, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind.
   "Purchase Price" - See Section 2.2.
   "Purchaser Indemnified Persons - See Section 6.1.
   "Receivables" - See Section 4.22.
   "Returns" means all returns and forms required to be filed or furnished with respect to any Tax applicable to the Business.
   "Second Anniversary" means the two-year anniversary of the Closing
Date.
   "Seller Indemnified Persons" - See Section 6.3.
   "Senior Credit Agreement" means the Amended and Restated Credit Agreement, dated as of September 27, 1989 and Amended and Restated as of May 28, 1992, among the Guarantor, certain of its subsidiaries, The Interlake Corporation Employee Stock Ownership Trust, acting by and through LaSalle National Bank, as Trustee, various banks party thereto, Chemical Bank, as Administrative Agent, and The First National Bank of Chicago, as Co-Agent, as amended, modified or supplemented from time to time.
   "Tax" or "Taxes" means all income, corporation, capital gains, gross receipts, sales, value-added, use, employment, franchise, profits, property, customs, excise or other taxes, fees, stamp taxes and duties, assessments or fiscal charges of any kind whatsoever (whether payable directly or by withholding) imposed by any applicable governmental authority in any jurisdiction in which the Business operates on the Closing Date or has at any time operated or in which any Acquired Company or Subsidiary is resident for Tax purposes, together with all interest and penalties, additions to tax or additional amounts imposed by any such authority with respect thereto.
   "Transferred Intercompany Account" means any account on the books and records of any of the Acquired Companies or any of the Subsidiaries that evidences amounts either payable by any of the Acquired Companies or any of the Subsidiaries to, or receivable by any of the Acquired Companies or any of the Subsidiaries from, any other of the Acquired Companies or the Subsidiaries.
   "Threshold" - See Section 6.2(b).
   "Year-End Net Worth" - See Section 2.4.
   1.3 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include the other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby", "hereunder" and similar terms shall refer to this entire Agreement and (d) unless otherwise specified herein, each reference to an "Article" or "Section" is to an Article or Section of this Agreement, and each reference to an "Exhibit" is to an Exhibit attached to and made a part of this Agreement.

                                ARTICLE 2
                   PURCHASE AND SALE OF ACQUIRED STOCK,
           PURCHASE PRICE, ALLOCATION AND OTHER RELATED MATTERS

   2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Interlake DRC shall sell, assign, convey, transfer and deliver to Extondew, and Extondew shall purchase and accept from Interlake DRC, the Acquired Stock relating to Dexion Group and Interlake Companies shall sell, assign, convey, transfer and deliver to Extonbrook, and Extonbrook shall purchase and accept from Interlake Companies, the other Acquired Stock.
   2.2  Consideration.
        (a) Subject to adjustment in accordance with Section 2.4, the aggregate purchase price (the "Purchase Price") payable by Purchasers for the Acquired Stock shall be an amount equal to Forty-One Million Seven Hundred and Fifty-Six Thousand English Pounds Sterling (41,756,000 English pounds sterling).
        (b) At the Closing, Purchasers shall pay to Sellers by wire transfer of same day funds in such denominations and to such accounts as shall be designated in Exhibit 2.2 an amount equal to the Purchase Price.
   2.3 Allocation of Purchase Price. Sellers and Purchasers agree that the Purchase Price shall be allocated as follows:(i) 6,500,000 English pounds sterling in respect of the capital stock of Australia; (ii) 4,250,000 English pounds sterling in respect of the capital stock of North Asia; (iii) 2,500,000 English pounds sterling in respect of the capital stock of Dexion Inc.; and (iv) 28,506,000 English pounds sterling in respect of the capital stock of Dexion Group in such manner as Sellers and Purchasers shall reasonably agree. Neither Sellers nor Purchasers shall file any Return or take a position with a tax authority which is inconsistent with the allocations contemplated by this Section 2.3, or by
Section 7.3(c) or Section 7.3(d).  Any adjustments, pursuant to this
Section 2, to the consideration shall be apportioned amongst the Acquired Stock in the proportions set out in Section 2.3 above.
   2.4 Closing Balance Sheet. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Purchasers will cause to be prepared and delivered to Sellers a balance sheet (the "Closing Balance Sheet") and a certificate based on such Closing Balance Sheet setting forth Purchasers' calculation of Year-End Net Worth. The Closing Balance Sheet shall (i) fairly present the combined financial position of the Business as at the close of business on December 28, 1997 on a basis consistent with that, and including line items consistent with those, used in the preparation of the Balance Sheet and (ii) be based upon the financial statements for the European and Asia-Pacific operations of the Business as of the fiscal year ending December 28, 1997, prepared in a manner consistent with the Financial Statements and in accordance with accounting policies and practices in accordance with the accounting manual of Dexion Group and the Guarantor, respectively. "Year-End Net Worth" means the excess of the value of the assets (excluding cash and cash equivalents) over the amount of the liabilities (excluding indebtedness for borrowed money, for example, bank borrowings, capital leases and loans) of the Business as at December 28, 1997, excluding the effect (including the Tax effect) of any act of the Purchasers occurring after the Closing. For the purposes of calculating the Year-End Net Worth, amounts in currency other than English pounds sterling shall be converted to English pounds sterling at the same exchange rates utilised in compiling the Balance Sheet.
        (b) If Sellers disagree with Purchasers' calculation of Year-End Net Worth delivered pursuant to Section 2.4(a), Sellers may, within 30 days after delivery of the documents referred to in Section 2.4(a), deliver a notice to Purchasers disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree.
        (c)  If a notice of disagreement shall be delivered pursuant to
Section 2.4(b), Purchasers and Sellers shall use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Year-End Net Worth, which amount shall not be less than the amount thereof shown in Purchasers' calculations delivered pursuant to Section 2.4(a) nor more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 2.4(b). If during such period, Purchasers and Sellers are unable to reach such agreement, they shall promptly thereafter cause the London Office of Arthur Andersen (the "Accounting Referee") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Year-End Net Worth. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or Purchasers' calculation of Year-End Net Worth as to which Sellers have disagreed, and shall make such calculation based on the manner of preparation prescribed for the Closing Balance Sheet in Section 2.4(a). The Accounting Referee shall deliver to Purchasers and Sellers, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon each Purchaser and each Seller. The cost of such review and report shall be borne equally by Purchasers, jointly and severally, on the one hand, and Sellers, jointly and severally, on the other hand.
        (d) Purchasers and Sellers agree that they will, and agree to cause their respective independent accountants to, cooperate fully and assist in the preparation of the Closing Balance Sheet and the calculation of Year-End Net Worth and in the conduct of the audits and reviews referred to in this Section 2.4, including without limitation, making available all relevant books, records, work papers and personnel.
   2.5 Adjustment of Purchase Price. (a) If Base Line Net Worth exceeds Final Year-End Net Worth, Sellers shall pay to Purchasers, in the manner and with interest as provided in Section 2.5(c), the amount of such excess. "Final Year-End Net Worth" means Year-End Net Worth (i) as shown in Purchasers' calculation delivered pursuant to Section 2.4(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchasers and Sellers pursuant to Section 2.4(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.4(c); provided that in no event shall Final Year-End Net Worth be less than Purchasers' calculation of Year-End Net Worth delivered pursuant to Section 2.4(a) or more than Sellers' calculation of Year-End Net Worth delivered pursuant to Section 2.4(b). "Base Line Net Worth" means the sum of 23,500,000 English pounds sterling
(i) adjusted downwards for the amount by which cash and cash equivalents as of the Closing (determined in accordance with Section 2.5(c)) exceeds 11,500,000 English pounds sterling, (ii) adjusted upwards for the amount by which cash and cash equivalents as of the Closing is less than 11,500,000 English pounds sterling, (iii) adjusted downwards for net positive cash flow from Closing through December 28, 1997 (other than due to financing items)and (iv) adjusted upwards for negative net cash flow from Closing through December 28, 1997 (other than due to financing items). Purchasers acknowledge that Sellers might disagree with Purchasers' calculation of Year-End Net Worth, but may choose not to challenge it because even as computed by Purchasers it results in no adjustment to the Purchase Price hereunder, and that in such case Sellers shall not be deemed to have waived any rights to challenge and in no way shall be deemed to have agreed with Purchasers' calculation by virtue of their failure to challenge Purchasers' calculation if such calculation shall be relevant in any other dispute or context.
        (b) Any payment pursuant to Section 2.5(a) shall be made within 5 Business Days after Final Year-End Net Worth has been determined, by Sellers causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.5 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Base Rate of Barclays Bank plc in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
        (c) No later than December 22, 1997 Purchasers shall deliver to Sellers verification of the aggregate amount of cash and cash equivalents held by the Acquired Companies and the Subsidiaries as at the close of business on the Closing Date, based on the cash books of those entities maintained in the ordinary course, but reduced of the amount by which the outstanding aggregate principal amounts of all finance leases under which any such entity is obligated exceeds 756,000 English pounds sterling (when adjusted for rounding)and reduced by the amount by which the sum of any financial debt or borrowings outstanding (prior to any repayment at Closing) exceeds the English pound sterling equivalent of 7,500,000 Australian dollars plus $7,806,297.89, plus 10,409,908.50 English pounds sterling (as adjusted, the "Cash Amount"). If Purchasers agree with the amounts shown in such verification, then in the event that Cash Amount is less than 11,500,000 English pounds sterling (the "Deficiency"), then Sellers shall pay the amount of the deficiency to Purchasers, no later than December 23, 1997. In the case of disagreement by Sellers with the amounts shown in such verification, or in the case Sellers or Purchasers shall request substantiation that cash transactions (including the collection of receivables and payment of payables) were handled in the ordinary course of business in accordance with the normal practices of the Business prior to Closing, then Sellers and Purchasers will use reasonable efforts to agree the Cash Amount no later than December 23, 1997 after delivery of the verification. If Sellers and Purchasers cannot agree such amount in such time, (i) the Sellers shall pay to the Purchasers an amount in respect of the Deficiency (as calculated based on the verification) up to a maximum of 250,000 English pounds sterling (such payment, the "Interim Payment") and Sellers and Purchaser shall refer such disagreement to the Accounting Referee for resolution substantially in accordance with the procedures provided in Section 2.4(c). In the event that the Deficiency (as determined by the Accounting Referee or otherwise agreed by the parties) is determined to be more than the Interim Payment, then Sellers shall pay the remaining portion of the Deficiency to Purchasers. In the event that such Deficiency is determined to be less than the Interim Payment, then Purchasers shall pay to Sellers the amount by which the Interim Payment exceeds such Deficiency. Any payment described in the previous two sentences shall be made no later than December 23, 1997 or, in the case either party requests substantiation as described above, within 5 days after agreement of the Deficiency by Sellers and Purchaser or determination by the Accounting Referee, as the case may be. The amount of any payment under this Section shall bear interest at the rate determined in accordance with Section 2.5(b), from the Closing Date until the date of payment.
   2.6 Subsequent Sale. In the event that the either Purchaser (or both of them) should sell the shares or business of Dexion Group or any English Subsidiary (other than a sale of Redirack Limited or a sale or syndication of up to 20% of the indirect interest of Apax Partners & Co.), either together with any other of the Acquired Companies or Subsidiaries or alone, within a period of 9 months of the Closing Date, then Purchasers shall immediately pay to the Sellers 50% of any amounts received by Purchasers (net of any taxes and costs incurred in such disposal) in excess of the amounts allocable to such Acquired Company or Subsidiary pursuant to
Section 2.3 plus 5%. The provisions of this Section shall not apply to sales by way of reorganization or reconstruction as a result of which the ultimate control of the relevant business or company does not change.

                                ARTICLE 3
                   CLOSING AND CLOSING DATE DELIVERIES
   3.1 Closing. The term "Closing" as used herein shall refer to the actual sale, assignment, conveyance, transfer and delivery of the Acquired Stock to Purchasers in consideration for the payment to Sellers of the Purchase Price. The Closing shall take place on the date hereof (the "Closing Date"), immediately after execution of this Agreement, at the offices of Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ, England.
   3.2  Closing Deliveries by Sellers.  At the Closing on the Closing
Date, Sellers shall deliver to Purchasers:
        (a)  stock or share certificate(s) representing the Acquired
Stock together with duly executed: stock powers in favor of Extondew in respect of the common stock of Dexion Inc.; and stock transfer forms in favor of Extondew or Extonbrook, as the case may be, in respect of the shares in Dexion Group, Australia and North Asia;
        (b) written resignations in the agreed form, effective on the Closing Date, of those directors and officers of each of the Acquired Companies and the Subsidiaries as Purchasers shall have requested in writing prior to the Closing;
        (c) all corporate and other records of each of the Acquired Companies and Subsidiaries, including but not limited to, certificates or articles of incorporation, by-laws, business registration certificate for North Asia, corporate or common seals, statutory registers, minute books and stock transfer records; provided, however, that Sellers may retain copies of any such records that are reasonably deemed by the Sellers to be necessary or useful for the purpose of filing with or responding to any taxing authority with respect to any Taxes for periods during which the Acquired Companies and/or Subsidiaries and/or any of their respective businesses were owned, directly or indirectly, by the Guarantor or any of its Affiliates or predecessors;
        (d) copies of the certificate or articles of incorporation and by-laws (or similar organizational documents) of each of the Acquired Companies and the Subsidiaries certified, as of the Closing Date, by such entity's corporate secretary;
        (e) certified copies of board resolutions of each of the Acquired Companies and each of the Subsidiaries, as applicable, and, if required, stockholder resolutions of any of the foregoing, in the agreed form:
             (i) recording acceptance of the resignation from office of each of the directors and officers referred to in Section 3.2(b);
             (ii) approving (subject only to proper stamping) the transfers of those of the shares of the relevant company, which are in registered form delivered under this Agreement;
             (iii) approving (subject only to proper stamping) the placing on the register of members of each such company of the names of the transferees for registration in accordance with the share transfer forms referred to above and authorizing the issue of appropriate share certificates;
             (iv) recording the appointment of such persons as the directors (within the maximum number permitted by the articles of association of the relevant company), secretaries and other officers and auditors of each such company as Purchasers have nominated in writing prior to the Closing;
             (v) changing the situs of the registered office of each such company as Purchasers have directed to such place as Purchasers have directed in writing prior to the Closing;
        (f) certified copies of minutes or unanimous written consents of the Board of Directors of each Seller and, if required, the stockholders of each Seller, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;
        (g) an executed power of attorney in favor of the relevant Purchaser or its nominee(s) generally in respect of the Acquired Stock and which enables such Purchaser or its nominee(s) to attend and vote at general meetings of the Acquired Companies acquired by it;
        (h) share certificates for all issued shares in the capital of each of the Subsidiaries held by the Acquired Companies and executed but uncompleted transfers and declarations of trust by the registered owner in respect of all those shares that are beneficially owned by but not registered in the name of an Acquired Company;
        (i) a copy of a letter to each of the Acquired Companies and Subsidiaries from its auditors resigning their office with effect from Closing and containing the statement in respect of the English Subsidiaries and Dexion Group referred to in section 394 of the Companies Act 1985, the original of the letter having been deposited at the registered office of the relevant company;
        (j) the following documents relating to Intellectual Property (each in the form agreed by the parties):
             (i)       a Patent/Know How Licence Agreement from
                       Interlake Companies and Interlake Material
                       Handling, Inc. in favor of Dexion Group;
             (ii)      a "Pick to Light" Licence Agreement from
                       Interlake Material Handling, Inc. in favor of
                       Dexion Group;
             (iii) a "Wallaby" Licence Agreement from Interlake Material Handling, Inc. in favor of Dexion Group;
             (iv) a "Wallaby" Trade Mark Territory Agreement between Dexion Group and others and Interlake Material Handling, Inc. and Interlake Companies;
                       and
             (v) a "Redirack" Trade Mark Territory Agreement between Dexion Group and Interlake Material Handling, Inc.; and
        (k) a letter from any person holding security over the assets of the Acquired Companies, Subsidiaries or the Acquired Stock evidencing the release and discharge of such security.
   3.3 Closing Deliveries by Purchasers. At the Closing Purchasers shall deliver to Sellers:
        (a)  the payment to be delivered by Purchasers pursuant to
Section 2.2(b);
        (b) certified copies of minutes or unanimous written consents of the Board of Directors of each Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;
        (c) the following documents relating to Intellectual Property (each in the form agreed by the parties):
             (i)       a Patent/Know How Licence Agreement from
                       Australia in favor of Interlake Material
                       Handling, Inc.;
             (ii) a Patent/Know How Licence Agreement from Dexion Group in favour of Interlake Material Handling, Inc.;
             (iii) a "Pick to Light" Licence Agreement from Dexion Group in favor of Interlake Material Handling,
                       Inc.;
             (iv) a "Wallaby" Trade Mark Territory Agreement between Dexion Group and others and Interlake Material Handling, Inc. and Interlake Companies;
                       and
             (v) a "Redirack" Trade Mark Territory Agreement between Dexion Group and Interlake Material Handling, Inc.;
        (d) as soon as practicable after the Sellers' request, written resignations in the agreed form, effective on the Closing Date, of Wayne Osman, Martin Webster and David Beck as directors of Interlake DRC.
   3.4  Senior Credit Agreement Payments.  Simultaneously with the
Closing, Purchasers shall cause the Acquired Companies and/or the Subsidiaries to pay an amount sufficient to discharge any indebtedness (excluding any costs or charges payable because of early repayment) they have outstanding under the Senior Credit Agreement.
   3.5 Australian Credit Facilities. The Purchasers shall use best endeavours (without being required to expend any money) to cause the Guarantor to be released in writing from all letters of awareness, guaranty or comfort with respect to the Australian Credit Facilities. The Purchasers agree to indemnify and hold harmless the Guarantor from any loss, cost or expense incurred by the Guarantor after Closing as a result of the Guarantor's obligations in respect of any such letter of awareness, guaranty or comfort.
   3.6 Intercompany Loans. Simultaneously with Closing, the Purchasers shall, or shall cause the Acquired Companies and/or the Subsidiaries to, make aggregate payments in the amount of 9,639,000 English pounds sterling to the Sellers, which amount shall be deemed to be sufficient to settle the loans then existing between and owed by the Acquired Companies or the Subsidiaries to either Seller or any of their Affiliates (other than any of the Acquired Companies or any of the Subsidiaries), other than the following loans: a loan in the amount of 1,887,000 Singapore dollars, and a loan in the amount of 3,128,000 Malaysian Ringgits, in each case owed by Dexion Inc. to Interlake Companies and/or the Guarantor (together, the "Outstanding Loans"). Purchasers shall pay, or shall cause to be paid, no later than January 24,1998 (but shall endeavour to pay or cause to be paid not later than December 28, 1997), the Outstanding Loans, by payment to Sellers on or before such date of 1,173,000 English pounds sterling, together with interest from Closing at a rate of 5% per annum, upon which payment the Outstanding Loans shall be deemed fully paid.
   3.7 Cooperation. Sellers and Purchasers shall, on request on and after the Closing Date, cooperate with one another by furnishing any and all additional information, executing and delivering any and all additional documents and/or instruments and doing any and all such other things as may be reasonably requested by the other party to consummate or otherwise implement the transactions contemplated by this Agreement.

                                 ARTICLE 4
                 WARRANTIES AND REPRESENTATIONS OF SELLERS
        Sellers, jointly and severally, warrant and represent to Purchasers (which warranties and representations shall, subject to Section 6.2, survive the Closing) as follows:
   4.1 Incorporation and Qualification of Sellers and Others. (a) Each Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on the Business currently conducted by it as it is currently conducted. Each of the Acquired Companies is a company validly existing under the laws of the jurisdiction of its incorporation (listed in Section 4.1 of the Disclosure Letter) and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on the Business currently conducted by it as it is currently conducted. Each of the Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on the Business currently conducted by it as it is currently conducted.
        (b) Each Seller, each of the Acquired Companies and each of the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business by it makes such licensing or qualification necessary. Section 4.1(b) of the Disclosure Letter sets forth a complete and accurate list of all jurisdictions in which each Seller, each of the Acquired Companies and each of the Subsidiaries is so qualified.
        (c) No order has been made, petition presented or resolution passed for the winding up or appointment of a receiver or manager over the Acquired Companies and Subsidiaries and such terms are to be construed as to include equivalent or analogous proceedings under the law of the jurisdiction in which the relevant company is incorporated or carries on business. None of the Acquired Companies or Subsidiaries are insolvent.
   4.2 Authority. Each Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each Seller, the performance by each Seller of its obligations hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action (board of directors, stockholders or otherwise) on the part of such Seller and no other corporate action on the part of the Sellers is necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and (assuming the due authorization, valid execution and delivery hereof by each Purchaser) is, and as of the Closing will be, a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.
   4.3 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained and all filings and notifications listed in Section 4.4 of the Disclosure Letter have been made or given (except as may result from any facts or circumstances relating to either Purchaser), the execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents delivered to Purchasers pursuant hereto by Sellers does not and will not: (a) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of either Seller or the organizational documents of any of the Acquired Companies or any of the Subsidiaries; (b) except as set forth in Section 4.3 of the Disclosure Letter, conflict with or result in any breach or termination of, or constitute a default (or event which the giving of notice or lapse of time, or both, would become a default) under, or give rise to a loss of any benefit to which any of the Acquired Companies or any of the Subsidiaries is entitled under any provision of any agreement, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets of the Acquired Companies or the Subsidiaries or the Acquired Stock pursuant to, any instrument, license, agreement or commitment pertaining to the Business to which either Seller is a party or by which any of the assets of the Acquired Companies or the Subsidiaries or the Acquired Stock are bound; or
(c) except as set forth in Section 4.3 of the Disclosure Letter, contravene, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree binding upon or applicable to any of the Acquired Companies or any of the Subsidiaries or to the Acquired Stock or the assets of the Acquired Companies or the Subsidiaries.
   4.4 Consents and Approvals. The execution and delivery by each Seller of this Agreement and compliance by each Seller with the terms hereof and consummation by each Seller of the transactions contemplated hereby will not, require either Seller to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, domestic or foreign, except (a) as disclosed in Section 4.4 of the Disclosure Letter, (b) as contemplated by Section 7.3 of this Agreement, and (c) as may be necessary as a result of any facts or circumstances relating solely to either Purchaser.
   4.5  Brokers.  Neither this Agreement nor the sale of the Acquired
Stock or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Sellers or any of their Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity except Credit Suisse First Boston Corporation the fees of which are the sole responsibility of Sellers.
Sellers shall indemnify and hold harmless Purchasers against any fees owed to Credit Suisse First Boston Corporation for acting as financial advisor to Sellers in connection with this Agreement.
   4.6  Acquired Stock.
        (a) Each of the Acquired Companies has an authorized, issued and outstanding capital as set forth in Section 4.6 of the Disclosure Letter.
All of the issued and outstanding shares of capital stock of each of the Acquired Companies have been duly authorized, validly issued, are fully paid and nonassessable or credited as fully paid. Except for the Liens which are disclosed in Section 4.6 of the Disclosure Letter and which will be released prior to or at the Closing, (i) Interlake Companies has the whole legal and beneficial interest in the outstanding capital stock of each of the Acquired Companies other than Dexion Group free and clear of all Liens and (ii) subject only to statutory qualifying shares, Interlake
DRC has the whole legal and beneficial interest in the outstanding shares of Dexion Group free and clear of all Liens.
        (b) Each of the Subsidiaries has an authorized, issued and outstanding capital as set forth in Section 4.6 of the Disclosure Letter.
All of the issued and outstanding shares of capital stock of each of the Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable or credited as fully paid and, subject only to statutory qualifying shares, are legally and beneficially owned by one of the Acquired Companies or one of the other Subsidiaries (as indicated in Section 4.6 of the Disclosure Letter) free and clear of all Liens other than those disclosed in Section 4.6 of the Disclosure Letter.
        (c) The transfer of the Acquired Stock hereunder to Purchasers will transfer to the relevant Purchaser good title to the Acquired Stock transferred to it, free and clear of all Liens.
        (d) Except as disclosed in Section 4.6 of the Disclosure Letter, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Acquired Stock or the capital stock of any of the Subsidiaries.
        (e) Except as disclosed in Section 4.6 of the Disclosure Letter, there are no outstanding options, warrants, rights, privileges or other arrangements, preemptive or otherwise, to purchase or acquire any rights with respect to or to require the issuance of any shares or other securities of any of the Acquired Companies or any of the Subsidiaries.
   4.7 No Subsidiaries. Except for the shares of capital stock of the Subsidiaries, none of the Acquired Companies owns any capital stock or other equity securities or any other direct or indirect equity interest in any Person.
   4.8 Required Assets. Except as set forth in Section 4.8 of the Disclosure Letter, at and immediately after Closing, the Acquired Companies own, lease or otherwise have the right to use, either directly or through the Subsidiaries, all of the material rights, properties and assets necessary for the conduct of the Business as presently conducted. Except for changes in assets, properties and rights in the ordinary course of the Business, the Acquired Companies own as of the date hereof such assets, properties and rights as were sufficient to produce the income reflected in the Financial Statements for the periods covered thereby.
   4.9  Intellectual Property.
        (a) Set forth in Section 4.9 of the Disclosure Letter is a true and complete list of all of the registered Intellectual Property
(including, without limitation, applications for registration) in respect of which the Acquired Companies or the Subsidiaries are the registered owner or applicant for registration or which are used in the conduct of the Business as of the date hereof. Except as disclosed in Section 4.9 of the Disclosure Letter:
        (b) all such Intellectual Property used in the conduct of the Business at the date hereof is valid and enforceable and is owned solely by the Sellers, the Acquired Companies and/or the Subsidiaries free and clear of all Liens, and none of the Intellectual Property used in the conduct of the Business is subject to any license, royalty or other agreement, and neither the Acquired Companies nor the Subsidiaries has granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property;
        (c) none of the Acquired Companies' or any Subsidiaries' Intellectual Property is or has been the subject of any pending or, to the knowledge of Sellers, threatened litigation (including, without limitation, any opposition or action for revocation or cancellation in whole or in part) or claim of infringement;
        (d) the products manufactured or sold by the Acquired Companies or the Subsidiaries and any process, part, design, material or other Intellectual Property any of them employs, and the marketing and use by them of any such product, service or other Intellectual Property, do not infringe, to the best of Sellers' knowledge, on any Intellectual Property or confidential or proprietary rights of another Person; and neither the Acquired Companies nor any Subsidiary has received any written notice contesting its right to use any Intellectual Property;
        (e) to the best of Sellers' knowledge, and subject to any exception noted in Section 7.9 of the Disclosure Letter, the Acquired Companies and the Subsidiaries own or possess adequate rights in and to all Intellectual Property necessary to conduct the Business as it is currently conducted; and
        (f) None of the Acquired Companies or the Subsidiaries is, and to the best of the Sellers' knowledge no other party to any agreement relating to the use by the Acquired Companies or the Subsidiaries of the Intellectual Property is, in breach of any such agreement.
   4.10 Financial Statements. (a) The Full Year Statements present fairly the financial condition and the results of operation of the Business at the date and for the periods indicated therein in conformity with GAAP and the past accounting practices of Sellers applied consistently during such periods. The Interim Statements present fairly in all material respects (subject to year-end adjustments) the financial condition and the results of operation of the Business at the date and for the periods indicated therein and were prepared on a basis and using accounting principles consistent with those used in the preparation of the Full Year Statements.
        (b) The annual accounts for each of the Acquired Companies and the Subsidiaries for the year ended December 29, 1996 have each been prepared in accordance with the relevant accounting principles and practices for companies registered in that jurisdiction and in compliance with all applicable laws. The audited accounts for such period of Dexion Group and of the English Subsidiaries show a true and fair view of the assets, liabilities and state of affairs of the relevant company as at the December 29, 1996.
        (c) No material change in accounting policies and principles has been made in preparing unaudited balance sheets and income statements for the years ending 1995, 1994 and 1993 from the accounting policies and practices used in preparing the Financial Statements.
   4.11 Compliance with Laws.  None of the Sellers, the Acquired
Companies or the Subsidiaries is in violation of or default under or with respect to any civil or criminal law, rule or regulation, or any order, judgment or decree, in any case applicable thereto or by which any of its properties is bound or affected, except as set forth in Section 4.11 of the Disclosure Letter; provided, however, that Purchasers acknowledge and agree that Sellers' representations and warranties under this Section 4.11 are not made with respect to any Environmental Laws and that Sellers' representations and warranties to Purchasers with respect to Environmental Laws are made only in Section 4.20.
   4.12 Licenses and Permits. Except as set forth in Section 4.12 of the Disclosure Letter, to the knowledge of Sellers, each of the Acquired Companies and each of the Subsidiaries has, or has applied for, all governmental and quasi-governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments necessary to carry on the Business as it is currently conducted. Other than as disclosed in Section 4.12 of the Disclosure Letter, none of such licenses, franchises, permits, approvals, authorization, exemptions, certificates, registrations and similar documents or instruments will be subject to forfeiture, revocation, limitation or restriction as a result of the transactions contemplated hereby. Each Purchaser acknowledges and agrees that Sellers' representations and warranties under this Section 4.12 are not made with respect to any Environmental Laws and that Sellers' representations and warranties to Purchasers with respect to Environmental Laws are made only in Section 7.20.
   4.13 Contracts. (a) Section 4.13 of the Disclosure Letter lists all the Contracts and arrangements of the following types to which any of the Acquired Companies or any of the Subsidiaries is a party or by which any of them, any of their respective assets or properties or the Acquired Stock is, or will by operation of this Agreement be, bound or liable as of the date hereof:
        (i) any Contract or arrangement of any nature which involves an outstanding obligation or liability of more than 150,000 English pounds sterling per annum, except Contracts which are terminable by one of the Acquired Companies or one of the Subsidiaries, as the case may be, without penalty on no more than thirty
                  (30) days' notice;
        (ii) any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person that is engaged in sales, distributing or promotional activities and that transacted business with any of the Acquired Companies or Subsidiaries during the year ended December 29, 1996 in an amount in excess of 150,000 English pounds sterling or where transacted business in the year ending December 31, 1997 would be likely to exceed
                  150,000 English pounds sterling;
        (iii) any Contract or arrangement (including indentures, credit agreements, loan agreements, notes, mortgages, or security agreements) pursuant to which any of the Acquired Companies or any of the Subsidiaries has made or will make loans or advances, or has or will have incurred debt or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business), in each case other than (A) intercompany debt, (B) debts or other obligations under the Senior Credit Agreement and (C) debt not exceeding 150,000
                  English pounds sterling;
        (iv) any lease of personal property requiring payments in excess of 150,000 English pounds sterling in any one year, or any lease of real property in excess of 10,000 English pounds sterling per year;
        (v) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of any of the Acquired
                  Companies or any of the Subsidiaries;
        (vi) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any of the Acquired Companies or any of the Subsidiaries other than (i) any such agreement entered into in the ordinary course of the Business and related to customs activities; and (ii) any such agreement entered into in the ordinary course of the Business with any sales representative, manufacturer's representative, distributor, dealer or similar agent;
        (vii) any Contract or arrangement entered into other than by way of a bargain at arms length which is with an Affiliate of the Guarantor (other than the Acquired Companies or Subsidiaries); and
        (viii) Any Contract or arrangement by which it is a member of a joint venture, consortium, partnership or association.
        (b) Sellers have delivered or made available to Purchasers true and complete copies of each document listed in Section 4.13 of the Disclosure Letter, and a written and fair description of each oral arrangement so listed.
        (c) In the year ending on the date of this Agreement no substantial customer or supplier of the Business has or indicated in writing an intention to stop trading with or supplying the Business or indicated in writing an intention to reduce its supplies or changed or indicated in writing an intention to change materially the terms upon which it is prepared to trade or supply with the Business.
        (d) No third party has given written notice of its intention to terminate or has in writing sought to repudiate or disclaim any of the Contracts.
   4.14 Real Properties. (a) Section 4.14 of the Disclosure Letter contains a list of all real property owned (leases are separately described in Section 4.13)in whole or in part by each of the Acquired Companies and each of the Subsidiaries as of the date hereof. Each of the Acquired Companies and each of the Subsidiaries has good title to all real properties owned by it and used in the Business, free and clear of all Liens except for Permitted Exceptions.
        (b) No fact or circumstance exists which materially and adversely affects the value of any of the real properties or the use or enjoyment of any of the real properties or casts doubt on each of the Acquired Companies right or title to any of the real properties.
        (c) None of the Acquired Companies are in breach or default of any leases or contracts relating to any of the real properties, their ownership, occupation, possession or existing use and to the Sellers' knowledge, no other party to any such lease or contract is in breach or default thereof.
        (d) Except in relation to the real properties owned by any of the Acquired Companies or the Subsidiaries or used in the Business none of the Acquired Companies have any liability (actual or contingent) arising out of a lease, tenancy or license relating to land, premises or an interest in land or premises, which has been transferred or assigned or sub-let to another party (excluding, for the avoidance of doubt, sub-leases).
   4.15 Tangible Personal Property. Each of the Acquired Companies and each of the Subsidiaries has good title to all the material tangible personal property owned by it and valid and subsisting leases with respect to all of the material tangible personal property leased by it. All such owned tangible personal property is owned free and clear of all Liens, except: (a) as set forth in Section 4.15 of the Disclosure Letter; and (b) liens for Taxes and assessments not yet payable which arise without any attachment action.
   4.16 Litigation. Except as set forth in Section 4.9 and Section 4.16 of the Disclosure Letter, (a) there are no actions, claims, proceedings or governmental or quasi-governmental investigations pending or, to the knowledge of Sellers, threatened against the Business, or any of the assets of any of the Acquired Companies or any of the Subsidiaries at law or in equity or relating to Sellers' ownership of the Acquired Stock or the transactions contemplated by this Agreement, before or by any governmental or quasi-governmental entity or by any other Person; and (b) neither the Business nor any of the assets of any of the Acquired Companies or any of the Subsidiaries is subject to any order, judgment or decree of any court or governmental or quasi-governmental agency. Except as set forth in
Section 4.16 of the Disclosure Letter, none of the Acquired Companies and none of the Subsidiaries has entered into any agreement to settle or compromise any proceeding pending or threatened against it which as of the date hereof involves any executory obligation on the part of such Acquired Company or Subsidiary other than the payment of money. There are no claims, actions, suits, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened by or against the Business, any of the Acquired Companies or any of the Subsidiaries with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby.
   4.17 Labor Matters. (a) Section 4.17 of the Disclosure Letter contains a list of the collective bargaining agreements to which any of the Acquired Companies or any of the Subsidiaries is a party or by which any of them is bound as of the date hereof. Except as disclosed in Section 4.17 of the Disclosure Letter, (a) there are no labor controversies pending or, to the knowledge of Sellers, threatened against any of the Acquired Companies or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and (b) there are no grievances outstanding, or unfair labor practice complaints pending before any governmental agency under any such agreement or contract which could reasonably be expected to have a Material Adverse Effect.
        (b) Details of any Employees who are entitled to remuneration during the course of a year exceeding 30,000 English pounds sterling (or the equivalent in any other denomination at today's exchange rate) or which have an employment contract which cannot be terminated by three months notice or less without giving rights to a claim for damages of compensation and are set out in Section 4.17 of the Disclosure Letter. No such Employee will become entitled to any benefit or payment which arises as a result of the transaction contemplated by this Agreement.
   4.18 Employee Benefit Matters. Section 4.18 of the Disclosure Letter lists all pension, death benefit, profit sharing, bonus, retirement, disability, hospitalization and medical insurance plans (or other, similar arrangements) and promises contributed to or entered into or announced by the Acquired Companies or any of the Subsidiaries or any Affiliate or predecessor of any of them for the benefit of, or in respect of any of the Employees or to which any of them is or has been or may be obligated to contribute (the "Benefit Plans") and true and accurate details of each of the Benefit Plans and of the powers and discretions exercised thereunder have been supplied to the Purchasers sufficient to establish the entitlement to benefits in respect of each of the Employees. With respect to the Benefit Plans, except as set forth in Section 4.18 of the Disclosure
Letter: (a) each of the Benefit Plans is and always has been maintained, funded, insured and administered in compliance in all material respects with all applicable laws and regulations and in accordance with its own powers and provisions; (b) no such Benefit Plan, nor any participating employer, trustee or administrator thereof, has, to the knowledge of the Sellers, engaged in a transaction which could subject such Benefit Plan or benefit paid or payable thereunder or participating employer, trustee or administrator thereof, or any of the Employees or any person dealing with such plan, to any material excise tax or penalty under any applicable law or regulation or to any legal proceeding or dispute; (c) no Benefit Plan has been terminated and, to the knowledge of the Sellers, no event has occurred which might lead to its termination and, to the knowledge of the Sellers, no proceedings to terminate any Benefit Plan have been or are intended to be instituted by any Person or any governmental authority having jurisdiction over such plan or have been communicated to any Person;
(d) with respect to any Benefit Plan maintained for the benefit of the Employees of the Business in Belgium or the Netherlands that is required to be funded, each such Benefit Plan has been properly funded in accordance with applicable Law and properly provided for in the Financial Statements,
(e) the memorandum dated December 17, 1997 from Martin S. Webster to Pieter Hooft (a copy of which is attached to the Disclosure Letter) fairly presents the situation with respect to the pension arrangements for Bernd Stiller, and (f)except as set forth in Section 4.18 of the Disclosure
Letter, as at June 1, 1996 the Dexion Group Pension and Assurance Scheme
(the "UK Scheme") was funded as set out in the disclosed actuarial valuation as at June 1, 1996 relating to the UK Scheme (the "Valuation").
No act or omission since the effective date of the Valuation has had a materially adverse effect on the funding level of the UK Scheme as disclosed in the Valuation. The information supplied for the purposes of the Valuation was true, complete and not misleading.
   4.19 Taxes.
        (a) Each of the Acquired Companies and each of the Subsidiaries has duly and timely filed all Returns required to be filed by it; all such Returns were complete and correct in all material respects; and, except to the extent reflected or reserved against in the Financial Statements, each of the Acquired Companies and each of the Subsidiaries has paid all Taxes due to, or claimed to be due from it by, any taxing authority.
        (b) The Financial Statements include full provisions in accordance with GAAP for liabilities of the Acquired Companies and Subsidiaries for all Taxes, including deferred Taxes, which relate to the Business through the periods indicated thereon which are not yet due to the appropriate taxing authority. Since 23.ll.97 none of the Acquired
Companies and Subsidiaries has incurred any liability for Tax outside the ordinary course of the Business.
        (c) All Taxes that any of the Acquired Companies or any of the Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority.
        (d) As of the date hereof, none of the Acquired Companies and none of the Subsidiaries has executed or filed with any taxing authority any agreement extending the period for assessment or collection of Taxes.
        (e)  Except as set forth in Section 4.19 of the Disclosure
Letter, none of the Acquired Companies and none of the Subsidiaries is a party to any pending action or proceeding, nor, to the knowledge of Seller, is any such action or proceeding threatened for the collection of Taxes.
No claim for assessment or collection of Taxes has been asserted against any of the Acquired Companies or any of the Subsidiaries.
        (f)  Except as disclosed in Section 4.19 of the Disclosure
Letter, none of the Acquired Companies and none of the Subsidiaries is a party to any agreement providing for the sharing or allocation of any Tax liability.
        (g)  Except as disclosed in Section 4.19 of the Disclosure
Letter, no power of attorney which is currently effective has been granted by or with respect to any of the Acquired Companies or the Subsidiaries with respect to any matter relating to Taxes.
        (h) No Acquired Company or Subsidiary has any liability for Taxes in respect of the provision or receipt of goods or services to an Affiliate except those liabilities that have been paid or reserved for in the Financial Statements.
        (i) Save as Pieter Hooft and Neil Brown are at today's date aware none of the Acquired Companies will incur any liability for Taxes solely as a result of the sale and purchase of the Acquired Stock contemplated by this Agreement save for those, if any, arising as a result of the ownership interest of Apax Partners & Co. and/or its Affiliates in the Purchasers.
        (j) There have been no intra-group transfers of assets which have resulted in the book value of any asset in the hands of the relevant Acquired Company or Subsidiary exceeding the tax base cost of such asset.
        Notwithstanding any other provision of this Section 4.19, the Purchasers acknowledge that the property of Dexion S.A. is subject to liens pertaining to unpaid Taxes and penalties, and no breach of this Agreement may be claimed based on such liens unpaid Taxes or penalties.
   4.20 Environmental Matters.
        (a) Each of the Acquired Companies and each of the Subsidiaries is in compliance with all Environmental Laws in effect as of the date hereof and applicable to the Business currently conducted by it as it is currently conducted;
        (b) Each of the Acquired Companies and each of the Subsidiaries possesses all Environmental Permits required for the conduct or operation of the Business (or any part thereof) currently conducted by it as it is currently conducted, and is in compliance with all of the requirements and limitations included in such Environmental Permits;
        (c) None of the Acquired Companies and none of the Subsidiaries has received any written notice from any governmental authority or any other Person that any aspect of the Business conducted by it or any land or other asset owned, occupied, possessed or used by any of them is in violation of any Environmental Law or Environmental Permit except for notices that, to the Sellers' knowledge, have been resolved;
        (d) None of the Acquired Companies and none of the Subsidiaries is the subject of any active or, to the Sellers' knowledge, pending litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law or Environmental Permit;
        (e) Under applicable Environmental Law, none of the Acquired Companies and Subsidiaries has a liability (actual or contingent) under current law, or would have were any future Environmental Law brought into force before the Second Anniversary to apply at today's date to make good, repair, re-instate or clean up land (including any water on or in the land) or another asset on or before the date of this Agreement owned, occupied, possessed or used by any of them; and
        (f) Each of the Acquired Companies and each of the Subsidiaries have always complied in all material respects with all Environmental Laws and any requirements and limitations included in any Environmental Permits applicable to the Business as conducted at the relevant time, and in respect of land or other assets owned, occupied, possessed or used by any of them at any time on or before the date of this Agreement.
        Notwithstanding any other provision of this Section 4.20, (i) the Purchasers acknowledge that an upgrade to the paint plants at Hemel
Hempstead is required to comply with Environmental Laws applicable in England and no breach of this Agreement may be claimed based upon such need; and (ii) a claim may be made for Loss (as defined in Section 6.1) by virtue of a claimed breach of this Section 4.20 with respect to any Environmental Law not in effect on the date hereof only if (A) a claim has been made against an Acquired Company or a Subsidiary by a governmental, quasi-governmental or private third party, or (B) a reputable law firm acceptable to Sellers has delivered to an Acquired Company or Subsidiary its unqualified legal opinion that corrective action with respect to which the Loss is being claimed is required by Environmental Law to be completed within the ensuing one-year period.
   4.21 Inventory. All of the inventories which are reflected in the balance sheets constituting a part of the Financial Statements were purchased or acquired in the ordinary and regular course of the conduct of the Business and in a manner consistent with the regular inventory practices relating to the Business, and have been or are expected to be used or sold in the ordinary and regular course of the Business and in a manner consistent with regular inventory practices; all of the inventories which are reflected in the balance sheets constituting a part of the Financial Statements were priced at the lower of cost or market, and were (as to classes of items inventoried and methods of accounting and pricing) determined in a manner consistent with prior years; and all inventories which have been purchased or acquired for the Business since December 29, 1996 were purchased or acquired in the ordinary and regular course of the Business and in a manner consistent with regular inventory practices and have been or are expected to be used or sold in the ordinary and regular course of the Business and in a manner consistent with regular inventory practices.
   4.22 Receivables. All of the accounts receivable, notes receivable, contract receivables and other receivables ("Receivables") which are reflected in the balance sheets constituting a part of the Financial Statements were created in the ordinary and regular course of the conduct of the Business; and all of the Receivables which have been or will be created since December 29, 1996 were or will be created in the ordinary and regular course of the conduct of the Business and are not the subject of any factoring agreement.
   4.23 Undisclosed Liabilities.  On December 29, 1996, none of the
Acquired Companies and none of the Subsidiaries had any debts, liabilities or obligations (i) in the nature of borrowing or (ii) otherwise of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, in each case which were not fully disclosed, reflected or reserved against in the balance sheet as of that date included as a part of the Financial Statements. As of the date hereof, except for current liabilities or obligations which have been incurred in the ordinary course of the Business and except as disclosed in Section 4.23 of the Disclosure Letter, none of the Acquired Companies and none of the Subsidiaries has incurred since November 23, 1997 any debt, liability or obligation (i) in the nature of borrowing or (ii) otherwise of a nature required to be reflected on a balance sheet prepared in accordance with GAAP.
   4.24 Conduct of Business. Except as listed in Section 4.24 of the Disclosure Schedule, since December 29, 1996, as of the date hereof, the Business has been conducted only in its ordinary course and none of the Acquired Companies and none of the Subsidiaries has:
        (a) changed its accounting methods, systems, policies, principles or practices, except as required by law, GAAP or generally accepted accounting principles applicable to any of the Acquired Companies or any of the Subsidiaries;
        (b) other than in the ordinary course of business consistent with past practice, established or materially increased any bonus, insurance, severance, deferred compensation, pension, profit sharing or other employee benefit plan or otherwise increased the compensation payable or to become payable to any officer, director, employee, agent or consultant of any of the Acquired Companies or any of the Subsidiaries;
        (c) other than in the usual and ordinary course of the Business consistent with past practice, acquired or leased any assets or sold, transferred, conveyed, assigned or otherwise disposed of, or agreed to sell, transfer, convey, assign or otherwise dispose of, any of its assets or properties, or permitted the creation of any Lien which adversely affects the aggregate value of its assets or properties;
        (d) altered or amended in any manner its organizational documents or adopted any shareholders' resolution to take such action, split, combined, or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any of its capital stock or other securities save for a dividend approved and declared by Dexion Inc. on December 16th, 1997 of approxiamately $1,056,000;
        (e) issued, sold or become contractually committed to issue or sell any of its shares of capital stock or other securities, or amended any of the terms of any such capital stock or other securities;
        (f) authorized or incurred any capital expenditures in excess of $4 million, individually or in the aggregate with the other Acquired Companies and Subsidiaries; or
        (g) merged or consolidated or entered into any agreement to merge or consolidate with any other Person.
   4.25 Customers and Suppliers. Section 4.25 of the Disclosure Letter sets forth:
        (a) a list of the ten largest customers of the Business in terms of revenue during the year ended December 29, 1996 showing the total revenue received in such period from each such customer; and
        (b) a list of the ten largest suppliers of the Business in terms of dollar amount of purchases during the year ended December 29, 1996 and showing the approximate dollar amount of total purchases in each such period from such supplier.
   4.26 Insurance. Section 4.26 of the Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Acquired Companies and the Subsidiaries have an interest and details of any claim which is outstanding under any of those policies. All such policies are in full force and effect.
   4.27 Investments, Grants and Subsidies.  None of the Acquired
Companies or Subsidiaries is liable to repay an investment or other grant or subsidy made to it by virtue of the transactions contemplated by this Agreement.
   4.28 Dexion Incorporated. Dexion Incorporated does not have any assets or liabilities other than in respect of the offices located in Malaysia and Singapore and save for those countries it does not carry on any business or have any branches in any other part of the world.
   4.29 DISCLAIMER OF WARRANTIES.  EXCEPT WITH RESPECT TO THE WARRANTIES
AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE
NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY
OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE ASSETS OF THE ACQUIRED COMPANIES OR ANY OF THE SUBSIDIARIES OR ANY PART THEREOF, OR AS
TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD BY PURCHASERS THAT SUCH ASSETS ARE TO BE ACQUIRED BY IT BY VIRTUE OF PURCHASERS' ACQUISITION
OF THE ACQUIRED STOCK HEREUNDER "AS IS" ON THE DATE HEREOF, AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE
DATE HEREOF AND THE CLOSING DATE, AND EACH PURCHASER SHALL RELY UPON ITS
OWN EXAMINATION THEREOF.

                                 ARTICLE 5
                WARRANTIES AND REPRESENTATIONS OF PURCHASERS
        Each Purchaser warrants and represents to Sellers (which warranties and representations shall survive the Closing) as follows:
   5.1  Incorporation and Qualification of Purchasers.
        (a) Each Purchaser is a corporation validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as currently conducted.
        (b) Each Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its businesses makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its ability to consummate the transactions contemplated hereby or its properties or businesses, taken as a whole.
   5.2 Authority. Each Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by each Purchaser, the performance by each Purchaser of its obligations hereunder and the consummation by each Purchaser of the transactions contemplated hereby have been, duly authorized by all requisite corporate action (board of directors, stockholders or otherwise) on the part of such Purchaser and no other corporate action on the part of either Purchaser is necessary to authorize this Agreement and to consummate the transactions contemplated hereby.
This Agreement has been fully executed and delivered by each Purchaser and (assuming the due authorization, valid execution and delivery hereof by Sellers) is, and as of the Closing will be, a legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.
   5.3 No Conflict. Except as may result from any facts or circumstances relating solely to Sellers, the execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents delivered to Sellers pursuant hereto by either Purchaser do not and will not: (a) conflict with or violate any provision of the Memorandum and Articles of Association of either Purchaser;
(b) except as would not have a material adverse effect on either Purchaser or its ability to consummate the transactions contemplated hereby, conflict with or result in any breach or termination of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give rise to a loss of any benefit to which either Purchaser is entitled under any provision of any agreement, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of either Purchaser pursuant to, any instrument, license, agreement or commitment to which either Purchaser is a party or by which any of its assets or properties are bound; or (c) except as would not have a material adverse effect on either Purchaser or its ability to consummate the transactions contemplated hereby contravene, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree binding upon or applicable to either Purchaser or its assets or properties.
   5.4 Consents and Approvals. The execution, delivery and performance by either Purchaser of this Agreement do not and will not, and compliance by either Purchaser with the terms hereof and consummation by either Purchaser of the transactions contemplated hereby will not, require either Purchaser to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notice would not prevent either Purchaser from performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Sellers.
   5.5 Litigation. There are no actions, claims, proceedings or governmental investigations pending or, to the knowledge of either
Purchaser threatened, against either Purchaser or any of its assets or properties at law or in equity, before or by any court, agency or other governmental entity, or by any other Person, which could reasonably be expected to have a material adverse effect on either Purchaser.
   5.6 Brokers. Neither this Agreement nor the purchase of the Acquired Stock or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing either Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.
   5.7  Financial Ability.  At the Closing on the Closing Date,
Purchasers shall have the funds necessary to purchase the Acquired Stock and consummate the transactions contemplated hereby.
   5.8  Investigation.  Each Purchaser acknowledges and agrees that it
(a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business, the Acquired
Stock, and the assets and liabilities of the Acquired Companies and the Subsidiaries, (b) has been furnished with or given adequate access to such information about the Business, the Acquired Stock and the assets and liabilities of the Acquired Companies and the Subsidiaries, as it has requested, and (c) will not assert any claim against Sellers or any of their respective officers, directors, employees, agents, stockholders, Affiliates, consultants or representatives, or hold Sellers or any such Person liable, for any inaccuracies, misstatements or omissions with respect to such information (other than Sellers with respect to the express representations and warranties made in this Agreement by Sellers).

                                 ARTICLE 6
                              INDEMNIFICATION
   6.1 Sellers' Indemnity. After the Closing Date, Sellers undertake to each Purchaser (for itself and as trustee for its Affiliates and its, and its Affiliates, officers, directors, employees and agents) to indemnify and hold each Purchaser, its Affiliates and their officers, directors, employees and agents (collectively, the "Purchaser Indemnified Persons") harmless against any loss, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered as the result of (a) any breach by Sellers of any covenants or agreements made by the Sellers in this Agreement (other than breaches of representations and warranties made by Sellers herein, or in the Disclosure Letter set forth in Article 4); and
(b) any inaccuracy in or breach of any of the representations or warranties set forth in Article 4 made by Sellers herein, or in the Disclosure Letter.
   6.2  Limitations.  Purchasers' rights to indemnification pursuant to
Section 6.1 (b) is subject to the following specific limitations:
        (a) After the Claims Bar Date, no Purchaser Indemnified Person shall be entitled to assert any right of indemnification under Section 6.1 for any loss, damage or expense suffered by such Purchaser Indemnified
Person, except that if, as of the Claims Bar Date, there shall then be pending any claim under Section 6.1 of which such Purchaser Indemnified
Person shall have notified Sellers in writing on or prior to the Claims Bar Date, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim; provided, that, (i) the representations and warranties of the Sellers contained in Sections 4.1,
4.2 and 4.6, and the indemnification obligations of the Sellers under
Section 6.1 relating thereto, shall survive the Closing forever; (ii) the representations and warranties contained in Section 4.19, and the indemnification obligations of the Sellers under Section 6.1 relating thereto, shall survive until 90 days after the expiration of the applicable statute of limitations (including any extensions thereof); and (iii) the representations and warranties contained in Section 4.20, and the indemnification obligations of the Sellers under Section 6.1 relating thereto, shall survive until the Second Anniversary.
        (b) Subject to Section 6.2(c) no Purchaser Indemnified Person shall be entitled to indemnification hereunder for any indemnification claims until the amount of the aggregate losses, damages and expenses required to be indemnified by Sellers pursuant to Section 6.1 (except in respect of the representations and warranties contained in Section 4.19), exceed 300,000 English pounds sterling (said amount is hereinafter sometimes referred to as the "Threshold"), whereupon the Purchaser
Indemnified Persons shall be entitled to indemnification hereunder from Sellers only for the aggregate of indemnification claims in excess of the Threshold; provided that, if an indemnification claim is with respect to the representations and warranties contained in Section 4.19 then a Purchaser Indemnified Person shall be entitled to indemnification to the extent that such aggregate indemnification claims exceed 100,000 English pounds sterling. Solely for the purpose of calculating the entitlement to indemnification for Losses (other than Environmental Losses, as defined in Section 6.2(c)) the amount of Environmental Losses shall be added to the amount of such Losses up to a maximum of 300,000 English pounds sterling.
        (c) To the extent that any Purchaser Indemnified Person suffers any loss, damage or expense solely in respect of a breach of the representations and warranties contained in Section 4.20 ("Environmental Losses"): (i) they shall not be entitled to indemnification unless the Environmental Losses exceed 300,000 English pounds sterling whereupon the Purchaser Indemnified Persons shall be entitled to 50% of the amount by which the Environmental Losses exceeds 300,000 English pounds sterling;
(ii) if the Environmental Losses exceed 1,000,000 English pounds sterling then in addition to the rights in (i) above, the Purchaser Indemnified
Person shall be entitled to indemnification for the amount by which the Environmental Losses exceed 1,000,000 English pounds sterling and (iii) if the Environmental Losses exceed 2,000,000 English pounds sterling then notwithstanding (i) and (ii) above, the Purchaser Indemnified Person shall be entitled to indemnification in respect of the entire amount by which the Environmental Losses exceed 300,000 English pounds sterling. Solely for the purpose of calculating the entitlement to indemnification for Environmental Losses the amount of any Losses suffered by way of breach of the representations and warranties contained in Section 4 (other than Section 4.20) shall be added to the amount of the Environmental Losses up to a maximum of 300,000 English pounds sterling.
        (d) For the purposes of this Section 6.2, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any tax benefit realized by a Purchaser Indemnified Person by reason of deductibility of such liability or damage, and any deferred tax benefit attributable to such liability or damage and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by a Purchaser Indemnified Person from any third party with respect thereto.
        (e) The maximum liability of Sellers under Section 6.1(b) of this Agreement to the Purchaser Indemnified Persons for indemnification claims hereunder shall be in the aggregate (i) in respect of all Basic
Claims, 25,000,000 English pounds sterling and (ii) in respect of the aggregate of all Basic Claims and Non-Basic Claims, 60,000,000 English pounds sterling. For the purposes hereof, "Basic Claims" shall mean indemnification claims relating to the representations and warranties other than Sections 4.1, 4.2, 4.6, 4.19 and 4.20 and "Non-Basic Claims" shall mean indemnification claims relating to representations and warranties in Sections 4.1, 4.2, 4.6 4.19 and 4.20.
        (f)  With respect to any claim seeking indemnification under
Section 6.1, a Purchaser Indemnified Person shall deliver appropriate claims to any relevant insurer with respect to the loss, damage or expense giving rise to such claim. To the extent necessary, a Purchaser
Indemnified Person shall permit Sellers to assert any such claims and shall cooperate, at Sellers' expense, with Sellers' prosecution of such claims.
In the event that Sellers make any payment to a Purchaser Indemnified
Person for indemnification for which such Purchaser Indemnified Person may have a claim against an insurer, such Purchaser Indemnified Person and any of such Person's successors, shall diligently pursue such claim against such insurer. In the event that Sellers make any payment to a Purchaser Indemnified Person for indemnification and the Purchaser Indemnified Person subsequently recovers from another person an amount which is referable to the matter giving rise to the claim then if the amount paid by the Sellers is more than the Sum Recovered the Purchaser Indemnified Person shall immediately pay to the relevant Seller the Sum Recovered. If the amount paid by the Sellers in respect of the claim is less than or equal to the Sum Recovered, the Purchaser Indemnified Person shall immediately pay to the Sellers an amount equal to the amount paid by the relevant Seller. For the purposes of this Section "Sum Recovered" means an amount equal to the total of the amount recovered from the other person less all reasonable costs incurred by the Purchaser Indemnified Person in recovering the amount from the person.
        (g) As a condition to accepting the benefits of Section 6.1, each Purchaser Indemnified Person acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, each Purchaser Indemnified Person waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Sellers arising under or based upon any applicable law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law, Environmental Laws or otherwise).
        (h) Except as set forth in this Agreement, Sellers are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either Purchaser, after the consummation of the purchase and sale of the Acquired Stock contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
        (i) Sellers shall have no liability under any provision of this Agreement for any liabilities or damages to the extent that such liabilities or damages relate to actions taken or not taken by either Purchaser or any other Purchaser Indemnified Person from and after the Closing Date which are outside the ordinary course of Business as currently carried on save to the extent that such actions are taken or not taken pursuant to legally binding commitments entered into before Closing.
        (j) Each Purchaser Indemnified Person shall take all reasonable steps to mitigate all liabilities and damages for which a claim may be made against Sellers pursuant to Section 6.1 upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities or damages.
   6.3 Purchasers Indemnity. After the Closing Date, each Purchaser agrees to indemnify and hold Sellers, their Affiliates and their officers, directors, employees and agents (collectively, the "Seller Indemnified Persons") harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered as the result of (a) any breach by either Purchaser of this Agreement; (b) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by either Purchaser herein; and (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by either Purchaser at the Closing in accordance with the provisions of this Agreement.
   6.4 Notice of Claims. As soon as reasonably practicable after upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice of such claim or demand ("Notice of Claim") to the other party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 6.2(a), no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold
Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.
   6.5 Indemnification Proceeding. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 6.6 is a claim or demand asserted by a third party, Indemnitor shall have fifteen (15) days after the date such Notice of Claim is effective pursuant to
Section 8.10 to give notice to Indemnitee of its election to defend such third-party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third-party claim or demand, and so long as the Indemnitor is defending such third-party claim in good faith, Indemnitee shall not pay, settle or compromise such third-party claim or demand. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall have the right to participate in the defense of such third-party claim or demand, at Indemnitee's own expense. If Indemnitor does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third-party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third-party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third-party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article 6.

                                 ARTICLE 7
                        CERTAIN OTHER UNDERSTANDINGS
   7.1 Records. (a) After the Closing, each party agrees to provide the other with access to all relevant documents and other information insofar as it relates to the period prior to Closing which are reasonably needed by such party for purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours, upon reasonable prior notice and not otherwise subject to time limitations.
        (b) Sellers agree that on or before the Closing, they shall provide Purchasers with all books and records relating to the Business including, without limitation, books and records relating to the assets of each of the Acquired Companies and each of the Subsidiaries; provided, however, that Sellers may retain copies of any such books and records that they reasonably believe are necessary for the purpose of filing with or responding to any taxing authority with respect to Taxes for periods during which the Acquired Companies and/or Subsidiaries and/or any of their respective businesses were owned, directly or indirectly, by the Guarantor or any of its Affiliates or predecessors. Each Purchaser agrees that it shall preserve and keep all books and records relating to the Business in such Purchaser's possession until six months following the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Returns of Sellers filed in connection with the Business for each taxable period first ending after the Closing Date and each prior taxable period to which such books or records are relevant. After such time, before either Purchaser shall dispose of any of such books and records, at least ninety (90) calendar days' prior written notice to such effect shall be given by such Purchaser to Sellers, and Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as Sellers may select. Duly authorized representatives of either Seller shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect, retrieve and copy such books and records.
        (c) In order to facilitate the resolution of any claims made by or against or incurred by Sellers prior to or after the Closing, upon reasonable notice, each Purchaser shall, and shall cause the Acquired Companies and Subsidiaries to, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Sellers reasonable access, during normal business hours, to the offices, properties, books and records of the Business; (ii) furnish to the officers, employees and authorized agents and representatives of Sellers such additional financial and other information regarding the Business as Sellers may from time to time reasonably request; and (iii) make available to Sellers, the employees whose assistance, testimony or presence is necessary to assist Sellers in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of either Purchaser or any of its Affiliates or subsidiaries.
        (d) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the conduct of the Business prior to Closing, including, without limitation, the assets of any of the Acquired Companies or any of the Subsidiaries, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to the party needing such information, at the cost and expense of the party being furnished such information. In furtherance of, and not in limitation of, the foregoing, Purchasers agree to cause each of the Acquired Companies and Subsidiaries to provide the Guarantor on a timely basis all financial information necessary to enable the Guarantor to prepare its 1997 fiscal year financial statements (and, in respect of Australia, its 1998 fiscal year, interim and quarterly financial statements) and meet its reporting requirements on the Guarantor's normal reporting schedule.
   7.2 Employee Matters. After Closing the Purchasers undertake to procure that the Acquired Companies and the Subsidiaries will not for a period of 3 months after Closing breach the employment contracts of the Employees save with the consent of the Employee or a union or representative workers' body representing 30 or more Employees.
   7.3  Certain Tax Matters.
        (a) Section 338(g) Election. Extondew shall make the election provided by Section 338(g) of the Code, in accordance with Treasury
Regulation Section 1.338-1(d), with respect to its acquisition of Dexion
Group (the "Section 338(g) Election") and, if permissible, elections comparable to the Section 338(g) Election under any other income tax laws applicable to Dexion Group. The Section 338(g) Election shall be made on Form 8023-A, which Form 8023-A shall be prepared by Extondew. A copy of the final version of such Form 8023-A shall be provided to Sellers by Extondew at least 30 days prior to the date on which Extondew is required by Treasury Regulation Section 1.338-1(d) or by Section 7.03(a) of this Agreement to file such Form 8023-A with the Internal Revenue Service.
Extondew shall attach a copy of such Form 8023-A to the United States corporation income tax return, if any, that it will file for its taxable year which includes the Closing Date. Irrespective of whether Extondew files a United States corporation income tax return for the year which includes the Closing Date, no later than 8-1/2 months following the month in which the Closing occurs, Extondew shall file a copy of such Form 8023-A with the Office of Assistant Commissioner (International) of the Internal Revenue Service or the appropriate Internal Revenue Service Center.
        (b) Section 338(h)(10) Election. Extonbrook, on the one hand, and Interlake Companies and the Guarantor, on the other hand, shall join with each other in making the election provided by Section 338(h)(10) of the Code, in accordance with Treasury Regulation Section 1.338(h)(10)-1(d)(2), with respect to the acquisition by Extonbrook of the capital stock of Dexion Inc. (the "Section 338(h)(10) Election"), and, if permissible, similar elections under any applicable state or local income tax laws with respect to such entity. The Section 338(h)(10) Election shall be made on Form 8023-A. Such Form 8023-A shall be prepared by the Guarantor and delivered by the Guarantor to Extonbrook as promptly as practicable, but no later than one hundred and eighty days after the Closing Date. A copy of the final version of such Form 8023-A, after having been endorsed by Extonbrook, shall be provided to the Guarantor by Extonbrook no later than 30 days after the date on which the Guarantor shall have delivered such completed Form 8023-A to Extonbrook. The Guarantor shall file such Form 8023-A with the Internal Revenue Service Center in Kansas City, Missouri, within the time period specified in Treasury Regulation Section 1.338(h)(10)-1(d)(2), and the Guarantor shall attach a copy of such Form 8023-A to the consolidated United States corporation income tax return that it will file for its taxable year which includes the Closing Date.
Extonbrook shall attach (or shall cause Dexion Inc. to attach) a copy of such Form 8023-A to the United States corporation income tax return that Extonbrook (or Dexion Inc.) will file for its taxable year which includes the Closing Date. Sellers shall be responsible for any Taxes that are due as a result of the Section 338(h)(10) Election provided for in this Agreement.
        (c) Section 338(h)(10) Allocation. Interlake Companies and Extonbrook shall use their best efforts to agree, as soon as practicable, to an allocation, in accordance with the rules prescribed in Treasury Regulation Section 1.338(b)-2T(b), of the modified aggregate deemed sales price at which Dexion Inc. will be deemed, as a result of the Section 338(h)(10) Election, to have sold on the Closing Date all of its assets, among the assets that Dexion Inc. owns on the Closing Date. Each of Interlake Companies, Extonbrook and the Guarantor shall (and Extonbrook shall cause Dexion Inc. after the Closing to) adhere to, and to be bound by, such allocations for United States federal income tax purposes and, to the extent the Section 338(h)(10) Election is recognized by any state or local tax authority for state or local income tax purposes, for all such state or local income tax purposes.
        (d) Election to Treat Certain Entities as Branches. Purchasers acknowledge that Interlake Companies has elected for United States federal income tax purposes to treat Australia and North Asia as branches of one of the Sellers. Each party agrees for United States federal income tax purposes, and, if applicable, for state and local income tax purposes, to treat the assets and properties owned by Australia and North Asia on the Closing Date as though such assets and properties were owned by Interlake Companies. Interlake Companies and Extonbrook further agree to use their best efforts to agree, as soon as practicable, on an allocation of the sum of the portion of the Purchase Price allocated pursuant to Section 2.3 to each of Australia and North Asia plus the aggregate liabilities, as of the Closing Date, of each such entity among the assets and properties which each such entity own on the Closing Date. Interlake Companies and Extonbrook each further agree (1) to complete I.R.S. Form 8594 with respect to the acquisition by Extonbrook of Australia and North Asia, in a manner consistent with the purchase price allocation provided for in this Section 7.3(d), (2) to cooperate with the other party in the preparation of such I.R.S. Form 8594, (3) to furnish the other party with a copy of such I.R.S. Form 8594, in draft form, within a reasonable period before the due date of the United States corporation income tax return, if any, that such other party will file for its taxable year which includes the Closing Date, and
(4) to timely file a copy of such I.R.S. Form 8594 with the United States corporation income tax return, if any, that it or its parent corporation will file for the taxable year which includes the Closing Date.
        (e) Hold Harmless. Sellers will hold harmless Purchasers, and the Acquired Companies in respect of any Tax detriment (net of any Tax benefit) resulting from any of the Tax elections made pursuant to this
Section 7.3.
   7.4 Change of Control. If: (a) any Contract requires a consent to any change in control of any of the Acquired Companies and such consent has not been obtained by the Closing Date; or (b) a Contract relates solely to the Business but is in the name of either Seller or an Affiliate of a Seller other than one of the Acquired Companies or one of the Subsidiaries; then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by such Seller or such Affiliate to the appropriate Acquired Company, as appropriate, of all rights, benefits, title and interest, liabilities and obligations under any such Contracts. Such
Seller or Affiliate shall take all reasonable steps and action to provide the appropriate Acquired Company with the benefits of such Contracts. Purchaser and the appropriate Acquired Company shall take all necessary steps to perform their obligations with respect thereto and shall indemnify such Seller or Affiliate for any losses suffered by such Seller or Affiliate relating to Purchaser's or the appropriate Acquired Company's performance of such obligations. If the consent referred to in (a) of this section can not be obtained or a Contract falling within (b) above cannot be assigned without a third party consent and such consent cannot be obtained then the Purchaser may require the Sellers to make all reasonable efforts to ensure that the Contract is terminated without liability to either party.
   7.5 No Reversals of Corporate Action. With respect to any dividend that has been declared and paid, Purchasers will not, and will neither cause nor permit any of the Acquired Companies or Subsidiaries to, take any action to cause any board, shareholder or other official corporate action taken before the Closing Date to be rescinded or overridden. Furthermore, Purchasers will cause any amount due to any taxing authority after the Closing Date by any of the Acquired Companies or Subsidiaries with respect to any dividend declared and paid prior to the Closing Date to be timely paid to such taxing authority.
   7.6 No Insurance Advice. Each Purchaser acknowledges that it will make all judgments and decisions regarding appropriate levels of insurance coverage for the Business and Purchasers' assets and properties on and after the Closing Date. In no event shall Sellers or any of their Affiliates, agents or employees be deemed to be an advisor to either
Purchaser with respect to insurance matters.
   7.7  Withholding.
        (a) Purchasers and Sellers each authorize the other parties to withhold from any payment constituting interest made under Section 2.5 or
Section 8.15 any income tax required by applicable United States federal or English laws to be withheld from such payment. Purchasers and Sellers shall, to the extent they withhold any amount in accordance with the preceding sentence, promptly provide to the other party appropriate documentation evidencing such withholding. Except as set forth in the first sentence of this Section 7.7, no amounts paid pursuant to this Agreement shall be reduced on account of any income tax or other fiscal levy imposed by the United States or England or any state or political subdivision thereof.
        (b) Any payment made by any party shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than by deduction or withholding required by law. If the paying party made a deduction or withholding required by law from any such payment, the sum due from the paying party shall be increased to the extent necessary to ensure that, after making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made. If any payment made to the recipient will be or has been subject to Taxes the paying party shall on demand from the recipient pay such amount (after taking into account Taxes payable in respect of that amount) as will ensure that the recipient receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxes.
   7.8 Waiver of Rights. The Sellers waive on behalf of themselves and their Affiliates any right which any of them or their Affiliates may have in respect of a misrepresentation, inaccuracy or omission (other than, in each case, those resulting from fraud) in or from information or advice supplied or given by an Acquired Company or Subsidiary or any of their directors, officers or employees for the purpose of assisting the Sellers to make a representation or prepare the Disclosure Letter.
   7.9 Third Party Undertakings. The Guarantor undertakes not to terminate or vary any of the confidentiality undertakings they have entered into with third parties with regard to the proposed disposal of the Business ("Third Party Undertakings"). The Guarantor agrees to take any reasonable action and enforce any proceedings and give any information and assistance as either Purchaser may reasonably request to enforce the Third Party Undertakings on the basis that such Purchaser shall fully indemnify the Guarantor against reasonable costs incurred as a result of such Purchaser's request.
   7.10 Confidentiality.
        (a) The Sellers shall make every reasonable effort to prevent the use or disclosure of information not publicly known which is used in or otherwise relates to the Business or customers or financial or other affairs of the Sellers or their Affiliates in relation to the Business ("Confidential Information") and shall make every reasonable effort to prevent the use or disclosure of Confidential Information. The Sellers shall make reasonable efforts to ensure that each of their Affiliates complies with this Section. This Section does not apply to use or disclosure of Confidential Information required to be used or disclosed by law and/or which becomes publicly known other than by breach of this Section.
        (b) The Purchasers shall make every reasonable effort to prevent the use or disclosure of information which has been disclosed to them, which is not publicly known and which is used in or otherwise relates to the materials handling business conducted by Sellers and their Affiliates in the United States, Canada and Mexico (the "North American Business") customers or financial or other affairs of the Sellers or their Affiliates in relation to the North American Business ("North American Confidential Information") and shall make every reasonable effort to prevent the use or disclosure of North American Confidential Information. The Purchasers shall make reasonable efforts to ensure that each of their Affiliates complies with this Section. This Section does not apply to use or disclosure of North American Confidential Information required to be used or disclosed by law and/or which becomes publicly known other than by breach of this Section.
   7.11 KERP Payments. The Sellers agree to take responsibility for any payments which under the current terms of the Key Executive Retention
Program are or become payable to Employees whether before or after Closing and undertake to the Purchasers (for itself and as trustee for the Employees) to procure that such payments are made promptly upon becoming due. The Sellers also agree to reimburse the Purchasers upon demand in respect of any liability to tax which arises for the Acquired Companies or the Subsidiaries as a result of such payment to the Employees. In the event of any tax audit in respect of such payments, the Purchasers shall notify the Sellers of such audit and permit representatives of the Sellers to participate in such audit, including any discussions with tax authorities.
   7.12 Certain Commercial Relationships.
        (a)  The Sellers shall continue to supply to the Acquired
Companies and their Subsidiaries, and the Purchasers shall cause the Acquired Companies and their Subsidiaries to continue to supply to the Sellers, on normal commercial terms, those parts and components that previously have been supplied from one to the other including, without limitation (i) the LS500 conveyor (drive box assemblies and idler wheel assemblies); (ii) Wallaby sorter (chains, chain guides and flaps);
(iii) line shaft ZLP conveyor (electrical zone control box); (iv) push back rack (wheels and plastic buttons); and (v) Pick to Light (hardware components).
        (b) For a period of six months after Closing, the Sellers shall consult and share information with the Acquired Companies and their Subsidiaries, and the Purchasers shall cause the Acquired Companies and their Subsidiaries to consult and share information with the Sellers in respect of Pick to Light and its implementation on their respective installations.
        (c) Without prejudice to any other agreements relating to the Viking Munich project, Sellers will cause Interlake Material Handling, Inc.
to facilitate the supply to Dexion Group (and its Subsidiaries) with respect to the Viking Munich job at nil cost any defective parts provided by its supplier Gates.
   7.13 Intellectual Property
        (a) The Purchasers acknowledge that the Acquired Companies have no rights to use or goodwill in the INTERLAKE name and undertakes that following Closing, neither the Acquired Companies nor the Subsidiaries will use the INTERLAKE name without the prior consent of the Sellers.
        (b) The Sellers acknowledge that they have no rights to use or goodwill in the names DEXION or REDIRACK, save as permitted in The Trade
Mark Licence referred to in Section 3.3(c).
        (c) Save in respect of the Intellectual Property which is the subject of the Intellectual Property Agreements the Sellers undertake that they will at their own expense do, or procure the doing of, all acts, including executing any documents, which the Purchasers may reasonably require in order that each Acquired Company and Subsidiary has sufficient rights to use any Intellectual Property owned by or licensed to the Sellers or their Affiliates so as to enable it to carry on its business in the manner, and to the extent and in the territory it was carried on immediately or to the date hereof.
        (d) Save in respect of the Intellectual Property which is the subject of the Intellectual Property Agreements the Purchasers undertake that they will at their own expense do, or procure the doing of, all acts, including executing any documents, which the Sellers may reasonably require in order that the Sellers and their Affiliates has sufficient rights to use any Intellectual Property owned by or licensed to the Purchasers or the Acquired Companies so as to enable it to carry on its business in the manner, and to the extent and in the territory it was carried on immediately or to the date hereof.
   7.14 Further Assurances. After the Closing, each Seller shall, at the Purchasers' request and expense, take any action, execute, deliver or file any document or instrument reasonably necessary to vest the relevant
Purchaser with title to the Acquired Stock. In the event that the Sellers do not deliver anything required to be delivered by Section 3.2, then, as soon as practicable (and in any event within 5 days) after a request by the Purchasers therefor, the Sellers shall deliver such thing to the Purchasers.

                                 ARTICLE 8
                               MISCELLANEOUS
   8.1 Cost and Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own fees, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.
   8.2 Entire Agreement. The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement and together with the Confidentiality Agreement and the Intellectual Property Agreements contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. The Confidentiality Agreement shall survive the execution of this Agreement and shall remain in full force and effect in accordance with its terms; provided, however, that where there is a conflict between the Confidentiality Agreement and this Agreement, the provisions of this Agreement shall prevail. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.
   8.3 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.
   8.4 Assignment; Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other party; provided, however, that either Purchaser (i) may assign all or part of its rights under this Agreement to one or more Affiliates of such Purchaser, (ii) may grant security over or assign by way of security all or any of such rights to any person providing finance to such Purchaser for the purposes of or in connection with the financing (whether in whole or in part) by such Purchaser of the acquisition contemplated by this Agreement or its or any of its Affiliates' working capital or other requirements and (iii) may assign or transfer all or any such rights to its liquidator, administrator or any receiver or other person entitled to enforce any such security, in which event all the rights and powers of such Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by such Person(s); provided further, however, that no such assignment and delegation shall release such Purchaser from its obligations under this Agreement, and further, each Purchaser hereby guarantees to Sellers the performance by any such Affiliate(s) of its obligations under this Agreement and each other document or instrument to be entered into by such Affiliate(s) in connection with the transactions contemplated hereby. In the event of any such assignment and delegation the term "Purchaser" as used in this Agreement shall be deemed to refer to such Affiliate(s) of such Purchaser where reference is made to actions taken or to be taken with respect to the acquisition of the Business or the Acquired Stock, and shall be deemed to include both such Purchaser and each such Affiliate(s) where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
   8.5 Savings Clause. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
   8.6 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.
   8.7 GOVERNING LAW\JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW.
Except as set forth in Sections 2.4, 2.5 and 8.13 of this Agreement, the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes"). Each party irrevocably submits to the jurisdiction of the courts of England and waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes. Without affecting the right to serve process in another manner permitted by law, process by which any Proceedings are begun in England may be served on either Seller by being delivered to Law Debenture Corporation Service Limited, Princes House, 95 Gresham Street, London EC2V 7LY.
   8.8 Public Announcements. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by either party without such party having consulted with and obtained the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no such consultation or consent is necessary if a press release or other public statement is required to be made by applicable law.
   8.9 Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and, subject to Section 6.2(a), shall survive the Closing.
   8.10 Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or certified mail, postage prepaid, and properly addressed as follows:
        To Sellers:

        The Interlake Companies, Inc.
        550 Warrenville Road
        Lisle, Illinois 60532-4387
        Attention:     Stephen Gregory,
                       Vice President - Finance and Chief Financial
                       Officer

                       Stephen R. Smith,
                       Vice President, Secretary and General Counsel

        To Purchasers:

        Dexion Group Limited
        Maryland Avenue
        Hemel Hempstead
        HP2 7DF
        Attention:  Wayne Osman

        With a copy to:
        Apax Partners & Co. Ventures Limited
        15 Portland Place
        London
        W1N 3AA

        Attention:  Pieter Hooft

        (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.
        (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8.10 if delivered personally or by overnight courier, shall be effective upon delivery; and if delivered by mail, shall be effective three (3) Business
Days after deposit in the United States mail, postage prepaid.
   8.11 Disclosures. To the extent fairly disclosed, all matters disclosed by Sellers in any Section of the Disclosure Letter shall be deemed a disclosure by Sellers for purposes of all relevant Sections of this Agreement. It is agreed that only facts and documents which are disclosed in the Disclosure Letter shall be deemed to be a disclosure against the representations and warranties contained in Section 4 of this Agreement.
   8.12 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.
   8.13 Negotiation between Executives. Except where compliance with this Section would result in the expiry of any period for bringing a claim, the parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the chief executive officers of the Guarantor and either Purchaser who may be accompanied by such other persons as they choose. Any party may give the other party written notice of any dispute not resolved in the normal course of business, and specifically requiring a response by referring to this
Section 8.13 of this Agreement. Within 15 days after receipt of such notice, the receiving party will submit to the other a written response.
The notice and the response will include a statement of each party's position and a summary of arguments supporting that position and the names and titles of the persons who will accompany the chief executive officer.
Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.
   8.14 Restrictive Trade Practices Acts. If there are provisions of this Agreement (or of an agreement or arrangement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement or arrangement of which it forms part) are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Acts 1976 and 1977 those provisions do not take effect until the day after those particulars have been furnished.
   8.15 Interest on Late Payments. Save as otherwise provided in this Agreement if any amount is not paid when it is due then it shall carry interest at the rate determined in accordance with Section 2.5 during the period from the time when it is due to the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
   8.16 Guarantee. (a) In consideration of 1 English pound sterling and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Guarantor, the Guarantor irrevocably and unconditionally guarantees to the Purchasers the due and punctual performance of each obligation of the Sellers contained in this Agreement. The Guarantor shall pay to the Purchasers from time to time on demand any sum of money which the Seller is at any time liable to pay to the Purchasers under or pursuant to this Agreement and which has not been paid at the time the demand is made. The Guarantor's obligations are primary obligations and not those of a mere surety. If an obligation of any of the Sellers is void, voidable or unenforceable by reason of either Seller's lack of corporate power or authority to enter into this Agreement or failure to duly execute or deliver this Agreement, the Guarantor's obligations are unaffected and the Guarantor shall perform the Sellers' obligations as if it were primarily liable for the performance. The Guarantor's obligations are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, winding up or analogous proceedings relating to, either Seller. The Guarantor's liability is not affected by an arrangement which the either Purchaser may make with the Seller or with another person which (but for this Section) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety (except to the extent that any such arrangement diminishes or discharges the corresponding liability of the relevant Seller).
   (b) The Guarantor's liability under this Section is not affected by the avoidance of a payment under an enactment relating to insolvency.


IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

   THE INTERLAKE COMPANIES, INC.



   By:  /s/Stephen R. Smith

   Title:  Vice President



   INTERLAKE DRC LIMITED



   By:  /s/Stephen R. Smith

   Title:  Authorized Representative



   THE INTERLAKE CORPORATION



   By:  /s/Stephen R. Smith

   Title:  Vice President



   EXTONDEW LIMITED



   By:  /s/Wayne M. Osman

   Title:  Director



   EXTONBROOK LIMITED



   By:  /s/Wayne M. Osman

   Title:  Director